Exhibit 99.1

Karen Evans Ends Service on NIC Inc. Board of Directors Upon U.S. Department of Energy Confirmation

OLATHE, Kan.--(BUSINESS WIRE)--August 29, 2018--NIC Inc. (Nasdaq: EGOV), the nation’s leading provider of digital government solutions and secure payment processing, announces today that Karen Evans has been confirmed as Assistant Secretary for Cybersecurity, Energy Security and Emergency Response for the United States Department of Energy. With the confirmation of this appointment, Ms. Evans has resigned from the NIC Board of Directors effectively immediately, as required by the federal government.

“We congratulate Karen on her new role with the Department of Energy,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “We appreciate all of the guidance and hard work Karen brought to NIC as a Board member. We know she will be a tremendous asset to the federal government.”

Ms. Evans joined NIC’s Board of Directors in November 2011. She served on NIC’s Board of Directors Audit and Corporate Governance & Nominating Committees.

About NIC

NIC Inc. (Nasdaq: EGOV) is the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking personal assistant for government, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

CONTACT:
NIC
Angela Davied, 913-754-7054
Vice President, Corporate Communications
adavied@egov.com